Exhibit 99.1

For Immediate Release:	Contact:	Francis J. Conroy Interim Chief Financial Officer (203) 629-2726 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC. Reports Full Year and Fourth Quarter Results

•	Quarterly net loss was $40.3 million, or $1.77 per share; full year loss was $58.1 million, or $2.52 per share

•	Year-end Book Value per share was $38.36

Rye, New York, February 11, 2019 – Associated Capital Group, Inc. (“AC” or the “Company”) reported financial results for the quarter and year ended December 31, 2018.

Financial Highlights
($000s except per share data or as noted)
	Q4		Full Year
	2018	2017	2018	2017

AUM - end of period (in millions)	$1,520	$1,541	$1,520	$1,541
Revenues	8,614	11,585	22,779	26,915
Operating loss	(2,285)	(2,776)	(13,480)	(19,673)
Investment and other non-operating income/(expense), net (a)	(46,014)	25,478	(55,754)	26,650
Income/(loss) before income taxes	(48,299)	21,989	(69,234)	6,264
Net income/(loss)	(40,315)	15,800	(58,099)	8,837
Net income/(loss) per share – diluted	$(1.77)	$0.67	$(2.52)	$0.37
Shares outstanding at December 31 (thousands)	22,585	23,639	22,585	23,639

(a)
2018 results include a loss of $21.8 million and $47.0 million for the quarter and full year periods, respectively, related to GAMCO Investors, Inc. (“GAMCO”) common stock held by AC that it received at the time of its spin-off from GAMCO.

Fourth Quarter Overview

Fourth quarter revenues were $8.6 million, down $3.0 million from $11.6 million in the prior year period. Operating expenses of $10.9 million were $3.5 million lower (24%) than the $14.4 million incurred in the year ago quarter. Largely due to lower compensation, the operating loss for the quarter decreased to $2.3 million compared to a loss of $2.8 million in the 2017 fourth quarter.

Fourth quarter net investment and other non-operating income swung to a loss of $46 million from a $25.5 million gain in the fourth quarter of 2017. This was primarily the result of the mark-to-market decline in the value of our investment portfolio. Beginning in 2018, the accounting treatment of available for sale (“AFS”) equity securities changed. Mark-to-market adjustments for all equities now flow through net income. Previously, any change in unrealized gains or losses attributable to AFS equity securities was reflected in equity and classified as other comprehensive income rather than net income. On a comparable basis, the fourth quarter 2017 investment and other non-operating income, net would have been a gain of $11.6 million if market appreciation for all securities including AFS securities had been included in net income.

The Company recorded an income tax benefit in the current quarter of $7.3 million compared to an expense of $6.2 million in the comparable quarter of 2017. The current period provision reflects the change in income, the lower federal corporate income tax rate over the prior year, and the effect of certain capital losses and charitable contributions for which the Company does not expect to realize a corresponding tax benefit in future years.

Net loss for the fourth quarter was $40.3 million, or $1.77 per share, compared to net income of $15.8 million, or $0.67 per share, in the fourth quarter of 2017. The reported loss is within the range indicated in our preliminary guidance dated January 24, 2019. On a comparable basis of accounting for AFS securities, the year ago period would have reported net income of $7.0 million, or $0.29 per share.

Commitment to Community

Continuing with the tradition in place prior to our spin-off from GAMCO, (y)our Company seeks to be a good corporate citizen in our community through the way we conduct our business activities as well as by other measures such as serving our community, sponsoring local organizations and developing our teammates.

Over its first two years as a public company, AC donated approximately $10 million to qualified charities that address a broad range of local, national and international concerns. The recipients were identified by our shareholders through AC’s Shareholder-Designated Contribution Program. Over 90 organizations received support in 2017 alone.

The Company’s 2018 Shareholder Designated Contribution Program, approved by our Board in November 2018, allows each shareholder of record on December 31, 2018 to designate a qualified charity to receive a $0.25 per share donation from AC. If all eligible shareholders participate, the Company’s total contributions under this program will be approximately $5 million bringing cumulative donations to approximately $15 million.

Financial Condition

At December 31, 2018, AC’s book value was $866 million, or $38.36 per share, compared to $918 million, or $38.84 per share, at December 31, 2017.

Fourth Quarter Results of Operations

Assets Under Management (AUM)

	December 31, 2018	December 31, 2017
(in millions)
Event Merger Arbitrage	$1,342	$1,384
Event-Driven Value	118	91
Other	60	66
Total AUM	$1,520	$1,541

Assets under management at December 31, 2018 were $1.5 billion, approximately 1.4% lower than December 31, 2017. This decrease reflects $12 million of net capital outflows and $9 million of market losses.

Revenues

Total operating revenues for the three months ended December 31, 2018 were $8.6 million versus $11.6 million in the comparable prior year period:

•	The company earned incentive fees of $4.0 million in the fourth quarter, down from $4.6 million in the prior year period, primarily due to lower investment returns in our merger arbitrage funds;
•	Investment advisory fees were unchanged at $2.5 million; and
•	Institutional research services revenue was $2.1 million, down 50% from the prior period.

Investment and other non-operating income/(expense), net

During the quarter, investment and other non-operating income/(expense), net resulted in a loss of $46 million compared to a gain of $25.5 million in the fourth quarter of 2017. Portfolio mark-to-market changes were a loss of $46.6 million and a gain of $21.6 million in the 2018 and 2017 quarters, respectively. This was largely driven by unrealized losses due to the lower market value of the approximately 3 million GAMCO shares we held at year-end.

Business and Investment Highlights

Event-Driven Asset Management

Our merger arbitrage fund launched in February 1985 returned +0.4% net of fees for the quarter, bringing the full year return to +2.7%. Given the full year results of major equity market indices, we believe that the fund’s performance highlights the ability of the strategy to generate absolute returns. Full year global M&A activity surpassed $4 trillion for only the third time on record, a 19% increase over 2017 with a strong showing from cross-border deals. We are excited about the investment landscape for 2019: we expect that dealmaking is likely to remain vibrant as the drivers for M&A remain, higher interest rates are expected to contribute to wider deal spreads, and market volatility creates opportunities to purchase shares of target companies at more favorable prices.

Merger Masters: Tales of Arbitrage, our recently-published book, co-authored by Kate Welling and Mario Gabelli, profiles leading merger arbitrageurs and corporate CEOs. The publication continues to receive media coverage and positive reviews.

Institutional Research

In the fourth quarter, G.research, our institutional research services business, concluded its 42nd annual Automotive Aftermarket Symposium, one of the longest running institutional research conferences. For the full year, we sponsored seven research conferences covering broad sectors our research team follows. During the first quarter of 2019, we will host three conferences: Pump, Valve, & Water Systems on February 28, Specialty Chemicals on March 15 and Waste & Environmental Services on March 26. In addition, G.research continues to sponsor non-deal roadshows providing corporate management access to our institutional clients.

For frequent, real-time updates from our research team on social media platforms, we invite you to visit GabelliTV, our online portal, at YouTube (www.youtube.com/GabelliTV) or Facebook (www.facebook.com/GabelliTV).

Shareholder Compensation

At December 31, 2018, there were 3.5 million Class A shares and 19.1 million Class B shares outstanding. GGCP, Inc., a private company controlled by our Executive Chairman, indirectly owns approximately 18.4 million Class B shares.

During the fourth quarter, AC repurchased approximately 12,000 shares at an average investment of $35.08 per share, for a total outlay of $0.4 million. In addition, the Company completed an exchange offer for its Class A shares on October 29. Tendering shareholders received 1.9 shares of GAMCO for each AC share, and the Company acquired approximately 370,000 Class A shares in exchange for approximately 710,000 GAMCO shares with a value of approximately $14.6 million.

Since the spin-off of the Company from GAMCO, we have returned approximately $102 million to shareholders through share repurchases and exchange offers representing approximately three million shares.

About Associated Capital Group, Inc.

The Company has been publicly traded since November 30, 2015 following its spin-off from GAMCO Investors, Inc.

The Company operates its investment management business via Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.), its 100% owned subsidiary. GCIA and its wholly-owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to investment funds including limited partnerships, offshore companies and separate accounts. The Company primarily manages assets in equity event-driven strategies, across a range of risk and event arbitrage portfolios and earns management and incentive fees from its advisory activities. GCIA is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

The Company operates its institutional research services business through G.research, LLC, an indirect wholly-owned subsidiary of the Company. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, that provides institutional research services and acts as an underwriter.

The Company also derives investment income/(loss) from proprietary trading of assets awaiting deployment in its operating businesses.

Table I

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

	December 31, 2018	December 31, 2017

ASSETS

Cash and cash equivalents	$409,564	$293,112
Investments	439,876	513,888
Investment in GAMCO stock (3,016,501 and 4,393,055 shares, respectively)	50,949	130,254
Receivable from brokers	24,629	34,881
Income taxes receivable and deferred tax assets	5,845	-
Other receivables	15,425	30,877
Other assets	4,568	3,903

Total assets	$950,856	$1,006,915

LIABILITIES AND EQUITY

Payable to brokers	$5,511	$13,281
Income taxes payable and deferred tax liabilities	-	5,484
Compensation payable	11,388	12,785
Securities sold short, not yet purchased	9,574	5,731
Accrued expenses and other liabilities	8,335	5,257
Sub-total	34,808	42,538

Redeemable noncontrolling interests (a)	49,800	46,230

Equity	866,248	961,435
4% PIK Note due from GAMCO	-	(50,000)
Accumulated comprehensive income	-	6,712
Total equity	866,248	918,147

Total liabilities and equity	$950,856	$1,006,915

(a)	Represents third-party capital balances in consolidated investment funds.

Table II

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the quarter ended December 31,		For the year ended December 31,
	2018	2017	2018	2017

Investment advisory and incentive fees	$6,460	$7,233	$14,409	$14,551
Institutional research services	2,105	4,282	8,284	12,199
Other revenues	49	70	86	165
Total revenues	8,614	11,585	22,779	26,915

Compensation costs	8,125	10,948	25,937	30,644
Stock-based compensation	309	653	670	5,879
Other operating expenses	2,465	2,760	9,652	10,065
Total expenses	10,899	14,361	36,259	46,588

Operating loss before management fee	(2,285)	(2,776)	(13,480)	(19,673)

Investment gain/(loss)	(46,640)	21,616	(65,576)	20,598
Interest and dividend income from GAMCO	60	598	1,171	3,461
Interest and dividend income, net	3,866	2,591	11,951	6,813
Shareholder-designated contribution	(3,300)	673	(3,300)	(4,222)
Investment and other non-operating income/(expense), net	(46,014)	25,478	(55,754)	26,650

Gain/(loss) before management fee and income taxes	(48,299)	22,702	(69,234)	6,977
Management fee	-	713	-	713
Income/(loss) before income taxes	(48,299)	21,989	(69,234)	6,264
Income tax expense/(benefit)	(7,274)	6,247	(11,478)	(2,420)
Net income/(loss)	(41,025)	15,742	(57,756)	8,684
Net income/(loss) attributable to noncontrolling interests	(710)	(58)	343	(153)
Net income/(loss) attributable to Associated Capital Group, Inc.	$(40,315)	$15,800	$(58,099)	$8,837

Net income/(loss) per share attributable to Associated Capital Group, Inc.:
Basic	$(1.77)	$0.67	$(2.52)	$0.37
Diluted	(1.77)	0.67	(2.52)	0.37

Weighted average shares outstanding:
Basic	22,721	23,691	23,070	23,792
Diluted	22,721	23,691	23,070	23,925

Actual shares outstanding - end of period	22,585	23,639	22,585	23,639

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.